Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
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Investor Contacts:	Louise Mehrotra
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For Immediate Release

CEO and Chairman of UPS, D. Scott Davis, Joins Johnson & Johnson Board of Directors
New Brunswick, N.J. (June 19, 2014) - Johnson & Johnson (NYSE:JNJ) announced today that its Board of Directors has appointed D. Scott Davis, Chief Executive Officer (CEO) and Chairman of United Parcel Service, Inc. (NYSE:UPS), as a Director of Johnson & Johnson.  Mr. Davis will serve on the Audit Committee and the Regulatory, Compliance and Government Affairs Committee of the Board.
Mr. Davis has presided over rapid growth in e-commerce delivery, international operations and supply chain and freight at UPS, since being named CEO in 2008. Under his leadership, the company has made significant improvements in its specialized industry segment services, such as health care and high-tech, and the company has expanded its logistics network reach and capabilities throughout Europe, Asia, and the Americas. Earlier this month, UPS announced that after 29 years of service, including seven years as Chief Financial Officer and nearly seven years as Chairman and CEO, Mr. Davis will be retiring effective Sept. 1, 2014, remaining as non-executive Chairman of the UPS Board of Directors.
Mr. Davis is a leading advocate for increased global trade and export growth. In 2010, he joined the President's Export Council, the principal national advisory committee on international trade. He also is a member of the Business Roundtable. At the end of 2009, he completed a term as chairman of the Federal Reserve Bank of Atlanta.
“Along with his knowledge and passion for emerging markets and international operations, Scott Davis will also bring to our Board his unique expertise in supply chain logistics at a time of rapid global expansion in the health care industry,” said Alex Gorsky, Chairman and CEO of Johnson & Johnson. “Scott will be a valuable member of our Board, as we continue to position Johnson & Johnson as a leader in developing solutions that improve patient outcomes.”
In addition to his leadership in public policy, Mr. Davis is on the Board of Honeywell International, Inc. He serves as a trustee of the Annie E. Casey Foundation and is a member of The Carter Center Board of Councilors.
About Johnson & Johnson

Caring for the world, one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,300 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
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